Exhibit 10.2

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

In exchange for the mutual promises and consideration set forth below, this Restrictive Covenant and Confidentiality Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and the undersigned employee (“you”), effective on the date you assign a personal signature at the conclusion of this Agreement. This Agreement supersedes any previous Restrictive Covenant and Confidentiality Agreement between the above parties.
I. Definitions
The following terms shall have the meanings indicated when used in this Agreement.
A. Confidential Information: Information or materials in written, oral, magnetic, digital, computer, photographic, optical, electronic, or other form, whether now existing or developed or created during the period of your employment with Freddie Mac, that constitutes trade secrets and/or proprietary or confidential information. This information includes, but is not limited to: (i) all information marked Proprietary or Confidential; (ii) information concerning the components, capabilities, and attributes of Freddie Mac’s business plans, methods, and strategies; (iii) information relating to tactics, plans, or strategies concerning shareholders, investors, pricing, investment, marketing, sales, trading, funding, hedging, modeling, sales and risk management; (iv) financial or tax information and analyses, including but not limited to, information concerning Freddie Mac’s capital structure and tax or financial planning; (v) confidential information about Freddie Mac’s customers, borrowers, employees, or others; (vi) pricing and quoting information, policies, procedures, and practices; (vii) confidential customer lists; (viii) proprietary algorithms; (ix) confidential contract terms; (x) confidential information concerning Freddie Mac’s policies, procedures, and practices or the way in which Freddie Mac does business; (xi) proprietary or confidential data bases, including their structure and content; (xii) proprietary Freddie Mac business software, including its design, specifications and documentation; (xiii) information about Freddie Mac products, programs, and services which has not yet been made public; (xiv) confidential information about Freddie Mac’s dealings with third parties, including dealers, customers, vendors, and regulators; and/or (xv) confidential information belonging to third parties to which you received access in connection with your employment with Freddie Mac. Confidential Information does not include general skills, experience, or knowledge acquired in connection with your employment with Freddie Mac that otherwise are generally known to the public or within the industry or trade in which Freddie Mac operates.
B. Covered Employees: All Freddie Mac employees who a) have had regular contact with a Covered Entity, and b) have exercised Significant Influence over business decisions regarding such an entity.
C. Covered Entities: Freddie Mac seller/servicers, counterparties, business partners or suppliers.
D. Significant Influence: Making business decisions regarding a Covered Entity, as to whether to do business; the frequency of the business; the volume of the business; or the primary terms of the business; or regularly recommending such business decisions if the recommendations are usually adopted.
E. Seek or Have Sought To Do Business: Participated in a Request for Proposals (“RFP”) process or other formal procurement process in which specific business proposals are made. Non-specific communications (such as unsolicited emails and calls) are not covered.

II. Compliance with the Code of Conduct and Corporate Policies & Procedures, Including the Personal Investments Policy, Following Commencement of Employment With Freddie Mac

As a Freddie Mac employee, you will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 3-206, Personal Investments Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. You agree to fully comply with the Code and the Policy, copies of which are enclosed for your review.

You agree to consult with Freddie Mac’s Chief Compliance Officer as soon as practical prior to beginning employment with Freddie Mac about any investments that you or a “covered household member,” as that term is defined in the Policy, may have that may be prohibited by the Policy. You also agree to disclose prior to beginning employment with Freddie Mac any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, prior to beginning employment with Freddie Mac, you agree to disclose to Freddie Mac's Human Resources Division the terms of any employment, confidentiality or stock grant agreements to which you may currently be subject that may affect your future employment or recruiting activities so that Freddie Mac may ensure that your employment by Freddie Mac and conduct as a Freddie Mac employee are not inconsistent with any of their terms.

III. Non-Competition

A. Non-Compete Provision. You recognize that as a result of your employment with Freddie Mac, you have access to and knowledge of Confidential Information, the improper disclosure or use of which would result in grave competitive harm to Freddie Mac. Therefore, you agree that neither during your employment with Freddie Mac, nor for the twelve (12) months immediately following termination of your employment for any reason, will you consider offers of employment from, seek or accept employment with, or otherwise directly or indirectly provide professional services to Fannie Mae or a Federal Home Loan Bank (including the Office of Finance), if you will be rendering duties, responsibilities or services for any such entity that are of the type and nature rendered or performed by you during the past two years of your employment with Freddie Mac. You acknowledge and agree that this covenant has unique, substantial and immeasurable value to Freddie Mac, that you have sufficient skills to provide a livelihood for yourself while this covenant remains in force, and that this covenant will not interfere with your ability to work consistent with your experience, training and education. This non-competition covenant applies regardless of whether your employment is terminated by you, by Freddie Mac, or by a joint decision.

B. Application to Attorneys. If you are a licensed attorney, this non-competition covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of your licensure or registration that concerns your employment as counsel with, or provision of legal services to, any entity identified herein.

IV. Post-Employment Prohibitions From Working on Matters Involving Freddie Mac

A.Principal Cooling Off Period
1. Participation in Mortgage Finance Transactions Involving Freddie Mac. After your separation of employment from Freddie Mac, you are prohibited from participating directly (or indirectly, by explicitly directing others in their direct participation in transactional activities) in any Mortgage Finance Transaction involving Freddie Mac, on behalf of yourself or a third party, for a period of six months following your separation from employment. For purposes of this paragraph, “Mortgage Finance Transaction” shall mean business engagements between Freddie Mac and third parties involving the purchase or sale of securities, properties or mortgages. Other than the specific restriction described above, this Agreement shall not be construed as restricting your ability to be employed by, advise, or interact in a manner consistent with normal business interactions with people or entities that do transact with Freddie Mac. Questions regarding the scope of this prohibition should be directed to the Compliance & Ethics Helpline (www.FreddieMacEthicsHelpline.com or 877-301-2633).

B.    Additional Cooling Off Period for Covered Employees
1. Cooling Off Period. If you are a Covered Employee at the time of your separation from employment with Freddie Mac, and accept employment or other payment for services with a Covered Entity over which you had regular contact and Significant Influence within six months preceding your separation of employment from Freddie Mac, you are prohibited from participating directly (or indirectly, by explicitly directing others to participate) in any business matter or transaction involving Freddie Mac, on behalf of such entity, for a period of six months following your date of separation from employment.
2. Entities That Seek or Have Sought To Do Business With Freddie Mac. If you are a Covered Employee at the time of your separation from employment with Freddie Mac, and accept employment or other payment for services with a business entity over which you had regular contact and Significant Influence, and that entity then Seeks or Has Sought To Do Business with Freddie Mac within six months preceding your separation of employment from Freddie Mac, you are prohibited from participating directly (or indirectly, by explicitly directing others to participate) in any business matter or transaction involving Freddie Mac, on behalf of such entity, for a period of six months following your date of separation from employment.
3. Entities That Are Created After Your Separation of Employment From Freddie Mac. If you are a Covered Employee at the time of your separation from employment with Freddie Mac, and accept employment or other payment for services with a business entity created after your separation from Freddie Mac that does business with Freddie Mac, you are prohibited from participating directly (or indirectly, by explicitly directing others to participate), on behalf of such entity, in any business matter or transaction involving Freddie Mac as to which you would have had Significant Influence, for a period of six months following your date of separation from employment.
4. Matter-Based Conflicts. If you are a Covered Employee at the time of your separation from employment with Freddie Mac, you are prohibited from representing any person (including yourself) or entity with respect to any matter involving Freddie Mac as to which you had direct or substantial involvement while employed by Freddie Mac, for six months following your separation from employment with Freddie Mac.
5. Interpretive Review Process. If you are a Covered Employee, you may contact the Compliance & Ethics Helpline at any time to seek an interpretive review from the Ethics Office of Freddie Mac’s Compliance Department, which shall determine whether the Additional Cooling Off Period described above shall apply to a particular position and employer you are considering. In making this determination, the Ethics Office shall consider the existence of a conflict of interest or risk of significant competitive harm, the extent and duration of your influence, the volume of business done with the employer, and other relevant factors. The Ethics Office shall also, to the extent feasible, shield your identity as the requestor and maintain confidentiality of the request. If you are a Senior Vice President or above, the Ethics Office’s determination shall be subject to the approval of the Chair of the Nominating and Governance Committee of the Board of Directors.
6. Determination Upon Exit or Within Six Months of Your Separation From Employment. If you are a Covered Employee at the time of your separation from employment with Freddie Mac, and have not obtained a determination from the Ethics Office under the Interpretive Review process detailed above, the Ethics Office will make such a determination as to whether the Additional Cooling Off Period described above shall apply to your new position and new employer, upon your separation from employment if you have accepted new employment by then, or later once you have accepted such new employment.
V. Non-Solicitation and Non-Recruitment

During your employment with Freddie Mac and for a period of twelve (12) months after your termination date, you will not solicit or recruit, attempt to solicit or recruit or assist another in soliciting or recruiting any Freddie Mac managerial employee (including manager-level, Executive-level, or officer-level employee) with whom you worked, or any employee whom you directly or indirectly supervised at Freddie Mac, to leave the employee’s employment with Freddie Mac for purposes of employment or for the rendering of professional services. This prohibition against solicitation does not apply if Freddie Mac has notified the employee being solicited or recruited that his/her employment with the Company will be terminated pursuant to a corporate reorganization, reduction-in-force, involuntary termination or voluntary early retirement program.

If you are a licensed lawyer, this non-solicitation covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of your licensure or registration.

VI. Treatment of Confidential Information During and Following Employment With Freddie Mac

A.Non-Disclosure. You recognize that Freddie Mac is engaged in an extremely competitive business and that, in the course of performing your job duties, you will have access to and gain knowledge about Confidential Information. You further recognize the importance of carefully protecting this Confidential Information in order for Freddie Mac to compete successfully. Therefore, you agree that both during and following your employment with Freddie Mac, you will neither divulge Confidential Information to any persons, including to other Freddie Mac employees who do not have a Freddie Mac business-related need to know, nor make use of the Confidential Information for your own benefit or for the benefit of anyone else other than Freddie Mac. You further agree to take all reasonable precautions to prevent the disclosure of Confidential Information to unauthorized persons or entities, and to comply with all Company policies, procedures, and instructions regarding the treatment of such information.
B.Disclosure of Trade Secrets to Government. As required by federal law, and notwithstanding anything to the contrary in this Agreement:
i)    You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.
ii)    You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if the filing is made under seal.
iii)    If you file a lawsuit for retaliation by Freddie Mac for reporting a suspected violation of law, you may (a) disclose trade secrets to your attorney, and (b) use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

C. Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement prohibits or otherwise restricts you from: (1) making any disclosure of information required by law; (2) assisting any regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (4) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.

VII.    Additional Post-Employment Obligations

A. Return of Materials. You agree that upon termination of your employment with Freddie Mac for any reason whatsoever, you will deliver to your immediate supervisor all tangible materials embodying Confidential Information, including, but not limited to, any documentation, records, listings, notes, files, data, sketches, memoranda, models, accounts, reference materials, samples, machine-readable media, computer disks, tapes, and equipment which in any way relate to Confidential Information, whether developed by you or not. You further agree not to retain any copies of any materials embodying Confidential Information.

B. Disclosure of Future Employment. To enable Freddie Mac to monitor compliance with the obligations imposed by this Agreement, you further agree to notify Freddie Mac by email to Term_notification@freddiemac.com the identity of your subsequent employer(s) and your prospective job title and responsibilities prior to beginning employment, if you did not disclose this information to the Human Resources Division at the conclusion of your employment with Freddie Mac. You agree that this notice requirement shall remain in effect for twelve (12) months following the termination of your Freddie Mac employment.

C. Contact With Future Employers. You agree that, in order to assure the continued confidentiality of the Confidential Information, Freddie Mac may correspond with your future employers to advise them generally of your exposure to and knowledge of Confidential Information, and your obligations and responsibilities regarding the Confidential Information. You understand and agree that any such contact may include a request for assurance and confirmation from such employer(s) that you will not disclose Confidential Information to such employer(s), nor will such employer(s) permit any use whatsoever of the Confidential Information.

VIII.    Consideration Given to You

In exchange for agreeing to be bound by the terms, conditions, and restrictions stated in this Agreement, Freddie Mac will provide you with employment as Chief Executive Officer of Freddie Mac, which you agree is adequate consideration for your agreement to be bound by the provisions of this Agreement.

IX. Reservation of Rights

You agree that nothing in this Agreement constitutes a contract or commitment by Freddie Mac to continue your employment in any job position for any period of time, nor does anything in this Agreement limit in any way Freddie Mac’s right to terminate your employment at any time for any reason.

X. Absence of Any Conflict of Interest

You represent that you do not have any confidential information, trade secrets or other proprietary information that you obtained as the result of your employment with another employer that you will be using in your position at Freddie Mac. You also represent that you are not subject to any employment, confidentiality or stock grant agreements, or any other restrictions or limitations imposed by a prior employer, which would affect your ability to perform the duties and responsibilities for Freddie Mac in the job position offered, and further represent that you have provided Freddie Mac with copies of any non-competition, non-solicitation or similar agreements or limitations that have not expired, so that Freddie Mac can make an independent judgment that your employment with Freddie Mac is not inconsistent with any of its terms.

XI. Enforcement

A.You acknowledge that during your employment with Freddie Mac, you may be subject to corrective action, up to and including termination of employment, for your breach or threat of breach of any provision of this Agreement. You further agree that, following the conclusion of your employment with Freddie Mac, Freddie Mac may contact your future employers or take other legal steps necessary to protect Freddie Mac Confidential Information from improper use or disclosure, such as seeking injunctive relief or asserting legal claims.
B.You agree that in the event that you breach Section IV(A) or IV(B) of this Agreement, Freddie Mac may request that your new employer recuse you from any business transactions with Freddie Mac for six months. You further agree that Freddie Mac may also seek injunctive relief or assert legal claims such as breach of contract or tortious interference with contract, against you or your new employer. Finally, you agree that Freddie Mac may bar your new employer from doing business with Freddie Mac for a period of time.

C.You acknowledge that if you are a Senior Vice President or above, in the event that you breach any provision of this Agreement during or after your employment with Freddie Mac, you may be subject to a forfeiture of any unpaid Deferred Salary you are eligible for under the Executive Management Compensation Program, notwithstanding the terms of any program, plan, agreement or award to the contrary, to the extent permitted by applicable law. Such forfeiture shall be limited to such pay earned within six months prior to your separation from employment, or any unpaid severance pay you are eligible for from Freddie Mac. This forfeiture provision shall not apply to Deferred Salary earned prior to June 1, 2021. The Board of Directors, in the good faith exercise of their sole discretion, shall determine the appropriate dollar amount and type of compensation to be forfeited by you, if any. The Board of Directors will consider certain factors when determining the dollar amount of any forfeiture including: materiality of the violation and proportionality of the violation as compared to the amount of compensation subject to forfeiture.
D.You agree that irreparable injury will result to Freddie Mac’s business interests in the event of breach or threatened breach of this Agreement, the full extent of Freddie Mac’s damages will be impossible to ascertain, and monetary damages will not be an adequate remedy for Freddie Mac. Therefore, you agree that in the event of a breach or threat of breach of any provision(s) of this Agreement, Freddie Mac, in addition to any other relief available, shall be entitled to temporary, preliminary, and permanent equitable relief to restrain any such breach or threat of breach by you and all persons acting for and/or in concert with you, without the necessity of posting bond or security, which you expressly waive.
E.You agree that each of your obligations specified in this Agreement is a separate and independent covenant, and that all of your obligations set forth herein shall survive any termination, for any reason, of your Freddie Mac employment. To the extent that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is overbroad, that provision shall be limited and enforced to the extent permitted by applicable law. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid under applicable law, the validity of the remaining obligations will not be affected thereby and only the unenforceable or invalid obligation will be deemed not to be a part of this Agreement.

F. This Agreement is governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflict-of-law provisions. You agree that any action related to or arising out of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia, and you hereby irrevocably consent to personal jurisdiction and venue in such court and to service of process by United States Mail or express courier service in any such action.

G. If any dispute(s) arise(s) between Freddie Mac and you with respect to any matter which is the subject of this Agreement, the prevailing party in such dispute(s) shall be entitled to recover from the other party all of its costs and expenses, including its reasonable attorneys’ fees.

XII.    At-Will Employment Relationship

Nothing in this Agreement is intended or shall be construed to abrogate the “at will” employment relationship between you and Freddie Mac, and both you and Freddie Mac retain the right to terminate the employment relationship at any time for any lawful reason with or without notice.

By: _/s/ Michael DeVito________________ Date: 06/04/2021     Michael DeVito